Exhibit 99.1

Duke Robotics Reports Second Quarter 2026 Financial Results and Provides Business Update

Expanded 2026 Israel Electric Corporation IC Drone Grid-Maintenance Season Commenced; Purchase Order on Track to Generate the Expected More Than $1 Million in Revenue During 2026

New Bird of Prey Order Received Through Elbit Systems, with Deliveries Expected During 2026

Successfully Completed Underwritten Public Offering Generating Approximately $9.2 Million in Gross Proceeds and Uplisting to the Nasdaq Capital Market

Defense and Drone-Technology Veteran Yiftach Kleinman Appointed Incoming Chief Executive Officer to Lead Expansion of Defense Business and Commercial Platforms

FT. LAUDERDALE, FL, August 13, 2026 — Duke Robotics Corp. (Nasdaq: DUKR; DUKRW) (“Duke Robotics” or the “Company”), a leader in advanced robotics and drone-based solutions for civilian and defense markets, today reported financial results for the second quarter ended June 30, 2026, and provided a corporate update.

During the second quarter of 2026, Duke Robotics advanced its commercial and defense platforms in parallel. The Company commenced a materially expanded 2026 Insulator Cleaning Drone (“IC Drone”) grid-maintenance season with the Israel Electric Corporation (“IEC”), deploying additional field crews to service a substantially greater volume of high-voltage insulators under a purchase order expected to generate over a million U.S. dollars in revenue during 2026, and received confirmation from Elbit Systems Land Ltd. (“Elbit”) that Elbit has received a new order for the Bird of Prey stabilized weapons drone system, with deliveries expected during 2026. It also initiated integration of its IC Drone system with a larger commercial-grade airframe and is in discussions to extend its IC Drone service to additional international markets beyond Greece. During the quarter, the Company completed its uplisting to the Nasdaq Capital Market, strengthened its balance sheet through an underwritten public offering generating approximately $9.2 million in gross proceeds, and announced the appointment of Yiftach Kleinman as incoming Chief Executive, who will begin his tenure in September.

Recent Business Highlights

●	Commencement of Expanded 2026 IEC IC Drone Season. In June 2026, the Company announced the successful commencement of its 2026 insulator-cleaning season with the IEC, Israel’s government-owned electric utility company and largest electricity supplier, on a substantially larger scale than in prior years, servicing a greater volume of high-voltage insulators with an increased number of active field crews using the Company’s second-generation Insulator Cleaning Drone System (“ICDS2”). The expanded operations are being conducted under a purchase order received in March 2026 that is expected to generate revenue of over a million U.S. dollars for Duke Robotics during 2026, representing an increase compared to the Company’s previous service activity with the IEC.

●	New Bird of Prey Order Through Elbit. In June 2026, the Company announced that Elbit had received a new order for the Bird of Prey stabilized weapons drone system, with deliveries expected during 2026. Under the Company’s collaboration arrangement with Elbit, Duke Robotics is entitled to royalties from sales of the system, and the Company expects to recognize royalty revenue associated with these orders in connection with Elbit’s delivery of the systems and receipt of the related proceeds, rather than at the time orders are placed or confirmed.

●	Integration of Larger Commercial-Grade IC Drone Airframe. In June 2026, the Company announced that it had initiated integration of its IC Drone system with a larger commercial-grade drone airframe. The integration is designed to provide greater payload capacity, longer flight duration, and increased per-mission productivity, and is intended to support IC Drone operations across larger-scale national electric grids.

●	Appointment of Incoming Chief Executive Officer to Lead Defense Expansion. In June 2026, the Company announced the appointment of Yiftach Kleinman as Chief Executive Officer, effective upon commencement of his employment, which is expected to occur no later than September 8, 2026. Mr. Kleinman brings more than two decades of defense and drone-technology leadership, most recently as Chief Executive Officer of Israeli loitering-munitions innovator SpearUAV Ltd. through its 2025 acquisition by UVision Air Ltd., and previously in senior management, M&A, and business-development roles at Rafael Advanced Defense Systems. Upon effectiveness of his appointment, Mr. Kleinman will succeed Yossef Balucka as Chief Executive Officer.

●	Completed Public Offering and Uplisting to Nasdaq. During the quarter, the Company completed an underwritten public offering for aggregate gross proceeds of approximately $9.2 million and, on May 15, 2026, its common stock and warrants began trading on the Nasdaq Capital Market under the symbols “DUKR” and “DUKRW.” The financing strengthened the Company’s balance sheet and provided additional capital to support the execution of its business plan across its civilian and defense operations.

Financial results for the three months ended June 30, 2026

●	Revenues were $149,000 for the three months ended June 30, 2026, compared to $143,000 for the same period in 2025. The Company expects the substantial majority of the revenue associated with the expanded IEC purchase order, which is expected to generate over a million U.S. dollars of revenue during 2026, to be recognized over the remainder of 2026. Cost of revenues was $91,000, compared to $55,000 for the same period in 2025. Gross profit was $58,000 for the three months ended June 30, 2026, compared to $88,000 for the same period in 2025. The increase in cost of revenues was primarily attributed to an increase in depreciation expenses and operational readiness costs incurred in advance of the 2026 cleaning season.

●	Research and development (R&D) expenses were $32,000 for the three months ended June 30, 2026, compared to $24,000 for the same period in 2025.

●	General and administrative (G&A) expenses were $954,000 for the three months ended June 30, 2026, compared to $314,000 for the same period in 2025. The increase primarily reflects higher share-based compensation associated with stock option grants, increased professional fees related to the Company’s Nasdaq uplisting and public offering (a substantial portion of which were non-recurring), and increased personnel-related costs supporting the Company’s growth initiatives.

●	Operating loss was $928,000 for the three months ended June 30, 2026, compared to an operating loss of $250,000 for the same period in 2025.

●	Financing income, net, was $202,000 for the three months ended June 30, 2026, compared to financing expenses, net, of $9,000 for the same period in 2025, primarily reflecting non-cash changes in the fair value of the Company’s warrant liability, which was remeasured and reclassified to equity in connection with the completion of the Company’s public offering in May 2026.

●	Net loss for the three months ended June 30, 2026, was $726,000, or $(0.26) per share, compared to a net loss of $269,000, or $(0.12) per share, for the same period in 2025. The increase primarily reflects higher general and administrative expenses, including professional fees associated with the Company’s Nasdaq uplisting and public offering (a substantial portion of which were non-recurring) and higher non-cash share-based compensation, partially offset by non-cash financing income related to the revaluation of the Company’s warrant liability. Per share amounts have been retroactively adjusted to reflect the 1-for-25 reverse stock split effected on March 6, 2026.

Financial results for the six months ended June 30, 2026

●	Revenues were $149,000 for the six months ended June 30, 2026, compared to $143,000 for the same period in 2025, with revenues in both periods recognized in the second quarter, consistent with the seasonal nature of the IC Drone service for the IEC. Cost of revenues was $124,000, compared to $63,000 for the same period in 2025. The increase in cost of revenues was primarily attributed to an increase in depreciation expenses and operational readiness costs incurred in advance of the 2026 cleaning season.

●	Research and development (R&D) expenses were $61,000 for the six months ended June 30, 2026, compared to $45,000 for the same period in 2025.

●	General and administrative (G&A) expenses were $1,405,000 for the six months ended June 30, 2026, compared to $573,000 for the same period in 2025, primarily reflecting higher share-based compensation, professional fees related to the Company’s uplisting and public offering (a substantial portion of which were non-recurring), and increased personnel-related costs.

●	Operating loss was $1,441,000 for the six months ended June 30, 2026, compared to an operating loss of $538,000 for the same period in 2025.

●	Financing expenses, net, were $206,000 for the six months ended June 30, 2026, compared to financing expenses, net, of less than $1,000 for the same period in 2025, primarily reflecting non-cash mark-to-market movements on the warrant liability issued in the Company’s December 2025 private placement, which was remeasured upward in the first quarter following the March 2026 extension of the warrants’ term to May 2031 and subsequently remeasured and reclassified to equity in the second quarter upon completion of the Company’s May 2026 underwritten public offering.

●	Net loss for the six months ended June 30, 2026, was $1,647,000, or $(0.65) per share, compared to a net loss of $548,000, or $(0.25) per share, for the same period in 2025. The increase primarily reflects higher general and administrative expenses, including professional fees associated with the Company’s Nasdaq uplisting and public offering (a substantial portion of which were non-recurring) and higher non-cash share-based compensation, together with non-cash changes in the fair value of the Company’s warrant liability. Per share amounts have been retroactively adjusted to reflect the 1-for-25 reverse stock split effected on March 6, 2026.

Balance Sheet Highlights

Cash and cash equivalents and restricted cash were $6,989,000 as of June 30, 2026, compared to $750,000 as of December 31, 2025, reflecting the net proceeds of the Company’s May 2026 underwritten public offering. As of June 30, 2026, trade receivables totaled $163,000, compared to $41,000 as of December 31, 2025, reflecting billings as the 2026 IC Drone season commenced. The Company believes its cash resources, together with projected receipts from existing commercial agreements, are sufficient to support operations into 2028.

About Duke Robotics

Duke Robotics Corp. (Nasdaq: DUKR; DUKRW) develops advanced stabilization and autonomous robotic drone systems for both civilian and defense markets. The Company’s Insulator Cleaning Drone (IC Drone) is a first-of-its-kind, drone-enabled system for cleaning and monitoring high-voltage electric utility insulators. Leveraging Duke’s technologies, the IC Drone provides a safer, more efficient, and cost-effective alternative method. AEROTRACE™ is the Company’s AI-powered aerial monitoring and intelligence platform for infrastructure operators, designed to deliver actionable insights for asset assessment and proactive maintenance. In defense, through a collaboration agreement with Elbit Systems Land Ltd. (“Elbit”), the Bird of Prey weapons drone system is an agile, fully stabilized remote weapon system designed for non-line-of-sight and stand-off engagements, marketed by Elbit under the brand name Bird of Prey (formerly known as TIKAD). For additional Company information, please visit https://dukeroboticsys.com and follow us on Twitter (X) and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements. Words such as “future” and similar expressions, or future or conditional verbs such as “will,” are intended to identify such forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on our beliefs, assumptions, and information currently available to us. For example, we are using forward-looking statements when we discuss the expected timing and amount of revenue from the expanded IEC purchase order, including our expectation that it will generate over a million U.S. dollars of revenue during 2026 and that the substantial majority of such revenue will be recognized over the remainder of the year; the continued execution of the 2026 IC Drone grid-maintenance season and the potential for further expansion of services with the IEC; the Company’s discussions regarding potential expansion of its IC Drone service to additional international markets, and the outcome and timing of any such opportunities; the integration of its IC Drone system with a larger commercial-grade drone airframe and its intended capabilities, including greater payload capacity, longer flight duration, increased per-mission productivity, and support for operations across larger-scale national electric grids; the expected timing of deliveries under the new Bird of Prey order received through Elbit and the conditions governing the Company’s recognition of related royalty revenue, which depends on Elbit’s delivery of the systems and collection of the related proceeds; the anticipated timing of Mr. Kleinman’s commencement of employment; and the intended use and anticipated benefits of the net proceeds from the Company’s completed underwritten public offering and listing on the Nasdaq Capital Market, including the sufficiency of the Company’s cash resources to support operations 2028. Our actual results may differ materially from those expressed or implied due to known or unknown risks and uncertainties. These include, but are not limited to, risks related to the successful integration of new leadership, the successful market adoption of our technologies, the continued development and refinement of our technology, our ability to effectively collaborate with Elbit Systems, fluctuations in foreign currency exchange rates, operational challenges associated with marketing activities in new markets, economic conditions that may affect defense spending and infrastructure investment, geopolitical factors that could impact business operations, regulatory challenges in various regions, and competition from technological advances. For additional information on these and other risks and uncertainties, please see our filings with the Securities and Exchange Commission, including the discussion under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and any subsequent filings with the Securities and Exchange Commission. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Company Contact:

Duke Robotics Corp.

Yossef Balucka, CEO

invest@dukeroboticsys.com

Investor Relations Contact:

Arx Investor Relations

North American Equities Desk

duke@arxhq.com

DUKE ROBOTICS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(USD in thousands, except share and per share data)

	June 30, 2026	December 31, 2025
Assets
Current Assets
Cash and cash equivalents	$6,951	$750
Restricted cash	38	—
Trade receivables	163	41
Other current assets	97	116
Total current assets	7,249	907
Operating lease right-of-use asset and lease deposit	101	127
Property and equipment, net	163	215
Total assets	$7,513	$1,249
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$177	$129
Operating lease liability	77	72
Other liabilities	247	366
Stock purchase warrants liability	—	189
Total current liabilities	501	756
Related parties loans	334	330
Operating lease liability	32	63
Total liabilities	867	1,149
Stockholders’ Equity
Common stock, $0.0001 par value; 350,000,000 shares authorized; 3,407,978 and 2,177,045 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	*	*
Additional paid-in capital	24,637	12,505
Foreign currency translation adjustments	*	(2)
Accumulated deficit	(17,991)	(12,403)
Total stockholders’ equity	6,646	100
Total liabilities and stockholders’ equity	$7,513	$1,249

(*)	Represents an amount less than $1 thousand.

DUKE ROBOTICS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(UNAUDITED)

(USD in thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Revenues	$149	$143	$149	$143
Cost of revenues	(91)	(55)	(124)	(63)
Gross profit	58	88	25	80
Research and development expenses	(32)	(24)	(61)	(45)
General and administrative expenses	(954)	(314)	(1,405)	(573)
Operating loss	(928)	(250)	(1,441)	(538)
Financing income (expenses), net	202	(9)	(206)	(*)
Other loss	—	(10)	—	(10)
Net loss	$(726)	$(269)	$(1,647)	$(548)
Other comprehensive income (loss), Foreign currency translation adjustments	1	(2)	2	(2)
Comprehensive loss	$(725)	$(271)	$(1,645)	$(550)
Loss per share (basic and diluted)	$(0.26)	$(0.12)	$(0.65)	$(0.25)
Basic and diluted weighted average number of shares of common stock outstanding	2,820,653	2,195,045	2,548,714	2,195,045

(*)	Represents an amount less than $1 thousand.

All share and per share amounts have been retroactively adjusted to reflect the 1-for-25 reverse stock split effected on March 6, 2026.